SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------

                      SCHEDULE 14A -- INFORMATION REQUIRED
                              IN A PROXY STATEMENT

                       -----------------------------------

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                       -----------------------------------

                          Filed by the Registrant [ X ]
                 Filed by a Party other than the Registrant [ ]

                       -----------------------------------

Check the appropriate box:

[ X ]  Preliminary Proxy Statement
[   ]  Confidential, for use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[   ]  Definitive Proxy Statement [ ] Definitive Additional Materials
[   ]  Soliciting Materials Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12


                        AMERICAN ELECTROMEDICS, CORP.
       -------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)  Title of each class of securities to which transaction applies:

           -----------------------------------

       2)  Aggregate number of securities to which transaction applies:

           -----------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

           -----------------------------------

       4)  Proposed maximum aggregate value of transaction:
                                                             -------------------

       5)  Total fee paid:
                           -----------------------------------

[   ]  Fee paid previously with preliminary materials.

                                                                     PRELIMINARY
                                                                          COPIES



                          AMERICAN ELECTROMEDICS CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD DECEMBER 9, 1999

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of American Electromedics Corp., a Delaware corporation (the "Company"), will be held at the Nashua Marriott, 2200 Southwood Drive, Nashua, New Hampshire, on Thursday, December 9, 1999 at 10:00 a.m., local time, for the following purposes:

     1.   To elect a Board of six Directors;

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock, $.10 par value, from 20,000,000 shares to 30,000,000 shares;

     3. To approve an amendment to the Company's Certificate of Incorporation to change the Company's name to "Equidyne Corporation";

     4. To approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance pursuant to the exercise of stock options thereunder from 300,000 shares to 600,000 shares; and

     5. To transact such other business as may properly come before the Meeting or at any adjournment thereof.

     A Proxy Statement describing the matters to be considered at the Meeting is attached to this Notice. Only stockholders of record of Common Stock, $.10 par value, of the Company at the close of business on November 4, 1999, which has been fixed as the record date for the Meeting, shall be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. All stockholders are cordially invited to attend the Meeting in person.

                                        By order of the Board of Directors

                                        Michael T. Pieniazek
                                        Secretary

November 15, 1999
Amherst, New Hampshire

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                          AMERICAN ELECTROMEDICS CORP.
                                13 COLUMBIA DRIVE
                                     SUITE 5
                          AMHERST, NEW HAMPSHIRE 03031

                              --------------------

                                 PROXY STATEMENT
                              --------------------


                         ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 9, 1999

     This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of AMERICAN ELECTROMEDICS CORP., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Nashua Marriott, 2200 Southwood Drive, Nashua, New Hampshire, at 10:00 a.m., local time, or at such other time or place to which the Meeting may be adjourned, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

     The approximate date on which this Proxy Statement, Notice and accompanying Proxy will first be sent or given to stockholders is November 16, 1999.

     A copy of the Company's Annual Report for the fiscal year ended July 31, 1999 accompanies this Proxy Statement.

                       VOTING SECURITIES AND VOTE REQUIRED

     Only stockholders of record as of the close of business on November 4, 1999 (the "Record Date") will be entitled to notice of, and to vote the shares of common stock, $.10 par value (the "Common Stock"), of the Company held by them on such date at, the Meeting and at any adjournments thereof. On the Record Date, there were issued and outstanding 9,830,955 shares of Common Stock. The Common Stock constitutes the only outstanding class of voting securities of the Company to be voted at the Meeting.

     Each share of Common Stock held by a stockholder entitles such holder to one vote on each matter that is voted upon at the Meeting or any adjournments thereof.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Broker "non-votes" and the shares as to which a stockholder abstains from voting are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     A plurality of the total votes cast by holders of Common Stock is required for the election of directors. In tabulating the vote on the election of directors, abstentions and broker "non-votes" will be disregarded and will have no effect on the outcome of such vote.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposals to amend the Company's Certificate of Incorporation to (i) increase the number of authorized shares of Common Stock to 30,000,000 shares "(the "Authorized Common Stock Amendment") and

(ii) change the Company's name to Equidyne Corporation (the "Name Change Amendment"). Accordingly, abstentions and broker non-votes will have the same effect as a negative vote.

     The affirmative vote of a majority of the votes cast by holders of Common Stock is required to approve the proposal to increase the number of shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan (the "Stock Option Plan Amendment"). In tabulating the votes on the proposal to approve the Stock Option Plan Amendment, shares as to which a stockholder abstains are considered shares entitled to vote on the applicable proposal and therefore an abstention would have the effect of a vote against such proposal. Broker non-votes, however, are not considered shares entitled to vote on the proposal and are not included in determining whether the Stock Option Plan Amendment is approved.

     If the accompanying Proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying Proxy will vote "FOR" the Board of Directors' slate of nominees, the Authorized Common Stock Amendment, the Name Change Amendment, the Stock Option Plan Amendment and as recommended by the Board of Directors with regard to any other matter or if no such recommendation is given, in their own discretion. Each Proxy granted by a stockholder may be revoked by such stockholder at any time thereafter by writing to the Secretary of the Company prior to the Meeting, or by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

     The cost of soliciting these Proxies, consisting of the printing, handling and mailing of the Proxy and related material, and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of stock, will be paid by the Company.

     In order to assure that there is a quorum, it may be necessary for certain officers, directors, regular employees and other representatives of the Company to solicit Proxies by telephone or telegraph or in person. These persons will receive no extra compensation for their services. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies for the Meeting for which they will receive a fee of $10,000 plus expenses. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of the Record Date concerning the ownership of Common Stock by (i) persons known to the management of the Company to be the beneficial owners of more than 5% of the Common Stock on such date, (ii) each present Director, executive officer and nominee for election as a Director and (iii) all Directors and executive officers as a group:


                                                                                BENEFICIAL OWNERSHIP(*)
                 NAME                                  STATUS                 SHARES          PERCENTAGE
                 ----                                  ------                 ------          ----------
Jubilee Investors LLC                        Stockholder                    5,275,395(1)         36.7%

Dominion Capital Fund Ltd                    Stockholder                      931,483(2)          8.8%

Sovereign Partners LP                        Stockholder                    1,304,746(3)         12.0%

Liviakis Financial Communications,           Stockholder                      668,771             6.8%
Inc.

Thomas A. Slamecka                           Director and Chairman of       1,322,535(4)         12.1%
                                             the Board

Michael T. Pieniazek                         Director, President,             621,084(5)          6.0%
                                             Chief Financial Officer
                                             Treasurer and Secretary

Marcus R. Rowan                              Director                         407,000(6)          4.0%

Andy Rosch                                   Director                         360,000(7)          3.6%

Blake C. Davenport                           Director                         120,000(8)          1.2%

Jim Fukushima                                Director                       1,000,000(9)          9.7%

All executive officers and directors                                        3,830,619(10)        30.8
as a group
   (6 persons)

-----------------

* Includes voting and investment power, except where otherwise noted. The number of shares beneficially owned includes shares each beneficial owner and the group has the right to acquire within 60 days of the Record Date pursuant to stock options, warrants and convertible securities.

(1) Represents (i) 747,627 shares owned directly plus (ii) the number of shares which Jubilee Investors LLC would receive upon conversion of its 2,400 shares of Series A Preferred Stock on October 29, 1999, subject to the restriction on conversion prohibiting conversion to the event that the issuance of Common Stock on conversion would result in the stockholder being deemed the beneficial holder of more than 9.9% of the shares outstanding.

(2) Represents (i) 139,962 shares owned directly plus (ii) the number of shares which Dominion Capital Fund Ltd. would receive upon conversion of its 415 shares of Series B Preferred Stock and (iii) the exercise of warrants to purchase 8,594 shares of Common Stock on October 29, 1999, subject to the restriction on conversion of the Series B Preferred Stock prohibiting conversion to the extent that the issuance of Common Stock on conversion would result in the stockholder being deemed the beneficial holder of more than 9.9% of the shares outstanding.

(3) Represents (i) 245,200 shares owned directly, plus (ii) the number of shares into which Sovereign Partners LP would receive upon conversion of its 555 shares of Series B Preferred Stock and (iii) the exercise of warrants to purchase 12,500 shares of Common Stock, on October 29, 1999, subject to the restriction on conversion of the Series B Preferred Stock prohibiting conversion to the extent that the issuance of Common Stock on conversion would result in the stockholder being deemed the beneficial holder of more than 9.9% of the shares outstanding.

(4)  Includes presently exercisable options for 1,016,535 shares of Common
     Stock.

(5)  Includes presently exercisable options for 569,084 shares of Common Stock.

(6)  Includes presently exercisable options for 360,000 shares of Common Stock.

(7)  Includes presently exercisable options for 50,000 shares of Common Stock.

(8)  Includes presently exercisable options for 100,000 shares of Common Stock.

(9) Includes indirect beneficial ownership of (i) 500,000 shares and (ii) presently exercisable warrants for 500,000 shares of Common Stock.

(10) Includes presently exercisable options and warrants for Common Stock listed in notes 4, 5, 6, 7, 8 and 9 above.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS
                              ---------------------


     At the Meeting, six Directors will be elected to serve until the next annual meeting and until their successors are elected and qualified. The Board of Directors will vote all Proxies received by them in the accompanying form for the nominees listed below. The current size of the Board of Directors is six, and all nominees are presently Directors of the Company. In the event any nominee is unable to or declines to serve at the time of the Meeting, the Proxies will be voted for an alternative nominee who shall be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

     The following sets forth information about each nominee for elected to the Board of Directors:


                                          HAS SERVED
                                          AS DIRECTOR
     NAME                    AGE             SINCE            POSITION(S) WITH THE COMPANY
     ----                    ---          -----------         ----------------------------
Thomas A. Slamecka            58             1996                    Chairman of the
                                                             Board of Directors and Director

Michael T. Pieniazek.         41             1999              President, Chief Financial
                                                            Officer, Treasurer, Secretary and
                                                                        Director

Blake C. Davenport            32             1998                       Director

Jim Fukushima                 55             1999                       Director

Andy Rosch                    39             1997             General Manager of Rosch GmbH
                                                               Medizintechnik and Director

Marcus R. Rowan               38             1996                       Director

-----------------

     Thomas A. Slamecka has been Chairman of the Board of the Company since February 1997. From 1995 to February 1997, Mr. Slamecka was President of the ConAgra Poultry Company, Inc., Duluth, Georgia. From 1990 to 1994, he was President and Chief Executive Officer of CEEC Inc., Atlanta, Georgia.

     Michael T. Pieniazek has been President of the Company since April 1997 and Chief Financial Officer and Treasurer since July 1995, and Secretary since January 1996. From 1987 to 1995, Mr. Pieniazek served in various executive positions, the last having been Executive Vice President and Chief Financial Officer, for Organogenesis Inc., a Massachusetts-based, biotechnology company. From 1980 to 1987, Mr. Pieniazek was an auditor with PriceWaterhouse Coopers LLP.

     Blake C. Davenport has been a Director of the Company since December 1997. For more than the past five years, he has been the President and owner of Davenport Interests, Inc., a private investment company.

     Jim Fukushima became a Director in               , 1999. Since           ,
                                        --------------              ----------
he has been President of HNS International, Inc. which is engaged in
                 .
-----------------

     Andy Rosch has been a Director of the Company since December 1997 and General Manager of Rosch GmbH Medizintechnik since July 1990.

     Marcus Rowan has been a Director of the Company since October 1996. For more than the past five years he has been President of Berkshire Interests, Inc., Dallas, Texas, which specializes in commercial real estate and investments.

     There are no family relationships among the directors or executive officers of the Company.


THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.


BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of [ ] meetings during the fiscal year ended July 31, 1999, including actions by unanimous written action. No Director attended fewer than [75]% of the aggregate of all meetings of the Board of Directors. The only Board Committee is an Audit Committee consisting of Messrs. Davenport and Rowan. The Audit Committee has general responsibility for oversight of financial controls and for accounting and audit activities of the Company. The Audit Committee met [ ] times during the fiscal year ended July 31, 1999.


COMPENSATION OF DIRECTORS

     In August 1999, the Company granted each non-employee director an option for 50,000 shares of Common Stock exercisable at $1.25 per share vesting after six months and terminating no later than five years from grant. Non-employee Directors are reimbursed for travel expenses but are not otherwise compensated.


                EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's Chief Executive Officer and one other executive officer with total compensation in excess of $100,000 during the fiscal years ended July 31, 1999, 1998 and 1997:


                                                                                                      LONG-TERM
                                                         ANNUAL COMPENSATION                        COMPENSATION
                                                                                                       AWARDS
                                                                                                     SECURITIES
                                                                               OTHER ANNUAL          UNDERLYING
NAME AND PRINCIPAL POSITION                  YEAR        SALARY       BONUS    COMPENSATION            OPTIONS
---------------------------                  ----        ------       -----    -----------          ------------

Thomas A. Slamecka                           1999       $100,000          --             --            237,985
      Chairman of the Board and              1998        100,000          --             --            618,550
      Director (1)                           1997        133,374          --             --                 --


                                                                                                      LONG-TERM
                                                         ANNUAL COMPENSATION                        COMPENSATION
                                                                                                       AWARDS
                                                                                                     SECURITIES
                                                                               OTHER ANNUAL          UNDERLYING
NAME AND PRINCIPAL POSITION                  YEAR        SALARY       BONUS    COMPENSATION            OPTIONS
---------------------------                  ----        ------       -----    -----------          ------------

Michael T. Pieniazek                         1999        125,000          --             --            166,334
      President, Chief Financial             1998        125,000          --             --            402,750
      Officer, Secretary, Treasurer and      1997        113,000          --             --                 --
      Director (2)

Andy Rosch (3)                               1999        110,565     $49,904             --                 --
                                             1998         73,053      34,342             --                 --

-----------------

(1)  Mr. Slamecka became Chairman of the Board in February 1997.

(2) Mr. Pieniazek became President in April 1997 and continues to serve as Chief Financial Officer, Secretary and Treasurer.

(3) Mr. Rosch became a Director in December 1997 and serves as General Manager of Rosch GmbH Medizintechnik.


EMPLOYMENT AGREEMENTS

     As of January 1, 1998, the Company entered into an employment agreement with Thomas A. Slamecka to serve as Chairman of the Board for an initial term terminating on March 15, 2001, subject to annual renewals, and his February 1997 employment agreement was terminated. Mr. Slamecka received an annual base salary of $52,000 through July 31, 1998 and thereafter at $100,000, plus a profits bonus equal to 10% of the amount that consolidated net after-tax operating profits exceeds $500,000, provided for such year the Company earns a 12% return on its Common Stock equity, and may also receive a supplemental bonus. The employment agreement also provided for the grant of options to him for the purchase of 400,000 shares of Common Stock at $1.00 per share, which was the fair market value of the Company's Common Stock on the date of grant, vesting immediately as to 212,500 shares and the balance vesting at 46,875 shares per month through May 1998. The Company is to issue 100,000 shares of Common Stock to Mr. Slamecka if during the term of his employment the closing price for the Common Stock is at least $20 per share for a period of three consecutive trading days. Further, the employment agreement provide that if the Company issued any shares of Common Stock (other than pursuant to compensation or employee benefit plans) it would grant to Mr. Slamecka additional options to purchase shares equal to 9.3% of the outstanding Common Stock at a purchase price equal to the per share price of the shares issued by the Company (but not less than $1.00 per share). In calculating Mr. Slamecka's ownership for purposes of such 9.3% level, unvested options held by him and shares sold by him during the initial term of the employment agreement would be included in such calculation. By reason of the foregoing provision, through July 31, 1999 the Company had granted options to Mr. Slamecka for an aggregate of 456,535 shares of Common Stock at exercise prices ranging from $0.94 to $3.33 per share. As of July 31, 1999, the employment agreement was amended to terminate the option grant provision. In addition, the Company agreed to make available certain loans to Mr. Slamecka. See "Certain Relationships and Related Transactions." Effective August 31, 1999, the employment agreement was further modified whereby no further salary or loans would be provided to Mr. Slamecka. In lieu of these provisions, Mr. Slamecka was granted an option to purchase 250,000 shares of Common Stock at an exercise price of $1.25 per share, exercisable six months after grant and terminating after five years. All other terms and conditions of Mr. Slamecka's employment agreement remain in effect as of the date hereof.

     As of January 1, 1998, the Company entered into an employment agreement with Michael T. Pieniazek to serve as President for an initial term terminating on December 31, 2001, subject to automatic renewal for consecutive one-year terms unless terminated not less than 60 days prior to end of any term.
Mr. Pieniazek receives an annual base salary of $125,000 and a discretionary bonus. The employment agreement also provided for the grant of options to Mr. Pieniazek to purchase 250,000 shares of Common Stock at $1.00 per share, which was the fair market value of the Company's Common Stock on the date of grant, vesting immediately as to 150,000 shares, vesting ratably over the succeeding seven months as to the balance, and for the Company to issue 50,000 shares of Common Stock to Mr. Pieniazek if during the term of his employment the closing price for the Common Stock is at least $20 per share for three consecutive trading days. In addition, the employment agreement provided that if the Company issued any shares of Common Stock (other than pursuant to compensation or employee benefit plans) it would grant to Mr. Pieniazek additional options to purchase shares in amount equal to 6.5% of such issuance. In calculating
Mr. Pieniazek's ownership for purposes of such 6.5% level, unvested options held by him and shares sold by him during the term of the employment agreement would be included in such calculation. By reason of the foregoing provision, through July 31, 1999, the Company had granted options to Mr. Pieniazek for an aggregate of 319,084 shares of Common Stock at exercise prices ranging from $0.94 to $3.33 per share. As of July 31, 1999, the employment agreement was amended to terminate the option grant provision.

     The employment agreements of Messrs. Slamecka and Pieniazek provide for lump sum payments equal to 2.99 times the current base salary, plus continuation of health benefits for 12 months, upon a change of control of the Company. A change of control of the Company would include a person or group becoming the beneficial owner of 20% of the voting power of the Company's securities or individuals who are current directors of the Company, or successors chosen by them, cease to constitute a majority of the whole Board of Directors. In the event the amount payable upon a change of control would result in the application of an excise tax under Section 4999 of Internal Revenue Code of 1986, as amended, the payment would be made over such period of time in order not to cause the application of such excise tax.

     On December 18, 1997, Rosch GmbH entered into an amendment to the employment agreement for Andy Rosch pursuant to which he serves as its Managing Director for an initial term of three years, terminating on December 31, 2000, and automatically renewable for one-year terms thereafter unless either party gives notice of an intention not to renew not less than three months prior to the end of any term. Mr. Rosch received an annual base salary of 200,000 DM and an annual cash bonus equal to 1% of net sales of Rosch GmbH, but not to exceed the amount of his base salary.

     In August 1999, Mr. Rosch entered into a new employment agreement with Rosch GmbH providing for an annual base salary of 400,000 DM and a bonus equal to 2% of net profits of Rosch GmbH, for a term ending December 31, 2004, with automatic one year renewals thereafter unless notice of termination is given.

     In August 1999, the Company granted options to Messrs. Pieniazek and Rosch each for the purchase of 50,000 shares of Common Stock at an exercise price of $1.25 per share exercisable six months after grant and terminating after five years.

OPTION GRANTS

     The following table sets forth certain information regarding grants of stock options made during the fiscal year ended July 31, 1999 to the named executive officers.

                       OPTIONS GRANTED IN LAST FISCAL YEAR


                                                                                     POTENTIAL REALIZABLE VALUE AT
                                        INDIVIDUAL GRANTS                            ASSUMED ANNUAL RATES OF STOCK
                                        -----------------                            APPRECIATION FOR OPTION TERM
                                                                                                   (3)
                                                                                     ------------------------------
                 NUMBER OF
                 SECURITIES      % OF TOTAL
                 UNDERLYING      OPTIONS GRANTED     EXERCISE OR
                 OPTIONS         TO EMPLOYEES IN     BASE PRICE    EXPIRATION
NAME             GRANTED(1)      FISCAL YEAR(2)      ($/SHARE)     DATE           5% ($)               10% ($)
----             ----------      ---------------     -----------   ----------     -----                ------

Thomas A.                        [   ]               $             [   ]          [   ]                [   ]
Slamecka

Michael T.                       [   ]               $             [   ]          [   ]                [   ]
Pieniazek

Andy Rosch                       [   ]               $             [   ]          [   ]                [   ]

-----------------

(1) Based on an aggregate of [ ] options granted by the Company in the fiscal year ended July 31, 1999.

(2) Amounts represent hypothetical gains that could achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains show are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares.


STOCK OPTION PLAN

     In October 1996, the Company's stockholders approved the 1996 Stock Option Plan providing for the issuance of up to 300,000 shares of the Company's Common Stock, which amount will be increased to 600,000 shares if the stockholders approve Proposal 4 at the Meeting. The 1996 Stock Option Plan is administered by the Board of Directors or an Option Committee. Options granted under this Plan are either incentive stock options or non-qualified stock options which would be granted to employees, officers, directors and other persons who perform services for or on behalf of the Company and its subsidiaries. Options are exercisable as determined at the time of grant except options to officers or directors may not vest earlier than six months from the date of grant, and the exercise price of all the option cannot be less than the fair market value at the date of grant. At July 31,1999, options for an aggregate of 260,500 shares were granted, of which options for 95,500 shares were exercised and options for 165,000 remaining outstanding. Of the 165,000 outstanding options, 125,000 have an exercise price of $1.00 per share and expire from January through February 2003. The remaining 40,000 outstanding options have an exercise price of $4.38 per share and expire in October 2001. Pursuant to employment agreements with Messrs. Slamecka and Pieniazek, the Company has granted stock options to such persons. See "Employment Agreements" herein.

AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on the value of unexercised stock options owned by the executive officers named in the Summary Compensation Table as of July 31, 1999. No options were exercised in the fiscal year ended July 31, 1999.


                           NUMBER OF UNEXERCISED OPTIONS AT       VALUE OF UNEXERCISED IN-THE-MONEY
                                     JULY 31, 1999                   OPTIONS AT JULY 31, 1999(1)

     NAME                   EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE


Thomas A. Slamecka            766,535                 --              $68,938                 --

Michael T. Pieniazek          519,084                 --              $46,634                 --

Andy Rosch                         --                 --                   --                 --

-----------------

(1) Fair market value of the Common Stock on the last trading date of the fiscal year ended July 31, 1999, less the applicable exercise prices, multiplied by the number of shares underlying the options.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission ("SEC"). Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended July 31, 1999, that there was compliance with all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of July 31, 1999, the Company had loaned Thomas A. Slamecka, Chairman of the Board, an aggregate of $258,334 pursuant to his employment agreement. The employment agreement provided that the Company make available to Mr. Slamecka a loan in the amount of $8,333.33 each month during the initial term of such agreement, which is through March 15, 2001. The loans bear interest at 7% per annum and mature on the earliest of (i) March 2002, (ii) two years after termination of the employment agreement other than termination for cause by the Company or (iii) upon the Company terminating the agreement for cause; provided that the loan would be forgiven (A) if Mr. Slamecka remains in the employ throughout the initial term, (B) the Company terminates the agreement other than for cause, or (C) upon acquisition or change of control of the Company.
Mr. Slamecka has the election to repay the loans either in cash or in securities of the Company. Effective July 31, 1999, Mr. Slamecka's employment agreement was amended and the provisions thereof providing for future availability of loans to Mr. Slamecka were eliminated.

     During the fiscal year ended July 31, 1999, the Company entered into a distribution agreement with HNS providing HNS with exclusive distribution rights for the Injex(TM) System throughout Japan and Asia. In April 1999, HNS purchased 500,000 shares of the Company's Common Stock and was issued warrants to purchase up to 500,000 shares of Common Stock at an exercise price of $2.50 per share, expiring in April 2002. In September 1999, Jim Fukushima, the President and a principal stockholder of HNS, was elected to the Company's Board of Directors.

     As of July 31, 1999, the Company had a loan of approximately $91,000 payable to Mr. Andy Rosch, a Director of the Company and General Manager of Rosch GmbH Medizintechnik. Such loan bears interest at 12% per annum and, for the fiscal year ended July 31, 1999, the Company recognized interest expense of approximately $15,000 thereon. In addition, as of July 31, 1999 the Company had receivables of approximately $27,000 from a company owned by Mr. Rosch.

     In September 1998, the Company entered into a $505,000 line of credit agreement (the "Loan Agreement") with Guardian Financial Services, Inc., a company owned by Mr. Slamecka. The borrowings under the Loan Agreement (the "Loan") were due on demand, bearing interest at a rate of 10% per annum. The Loan was secured by substantially all of the Company's tangible and intangible assets. The Loan Agreement's original expiration date was February 28, 1999, which date was extended to July 31, 1999 for an additional fee of $55,000, or 13% of the outstanding principal balance at February 28, 1999. In addition to such extension fee, interest expense totaling approximately $22,000 was recognized during the fiscal year ended July 31, 1999. All borrowings under the Loan Agreement were paid in full on July 28, 1999, at which time the Loan Agreement was terminated.

                                   PROPOSAL 2

                  INCREASE IN AUTHORIZED SHARES OF COMMON STOCK
                  ---------------------------------------------

     The Board of Directors of the Company has unanimously adopted a resolution approving and recommending to the Company's stockholders for their approval, an amendment to Article 4 of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.10 per share, from 20,000,000 shares to 30,000,000 shares. If this proposal is adopted and the amendment shall be filed and become effective, the text of the introductory paragraph of Article 4 of the Certificate of Incorporation shall read as follows:

     "The total number of shares of stock which the Corporation shall have authority to issue is Thirty-One Million (31,000,000) of which Thirty Million (30,000,000) shall be common stock ($.10 par value) and One Million (1,000,000) shall be preferred stock ($.01 par value)."

     The proposed amendment provides for authorization of 10,000,000 additional shares of Common Stock. In addition to the 9,830,955 shares of Common Stock outstanding on the Record Date, the Company has reserved 300,000 shares for issuance upon exercise of options granted or available for grant under the 1996 Stock Option Plan and the exercise of other options for an aggregate of 1,275,619 shares of Common Stock, and, assuming stockholder approval of Proposal 4, will reserve an additional 300,000 shares under the 1996 Stock Option Plan. The Company has reserved shares for issuance upon the exercise of outstanding Series A Convertible Preferred Stock and Series B 5% Convertible Preferred Stock which are convertible based upon formulae related to the market price for the Common Stock and also for outstanding warrants exercisable for 655,000 shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management.

     The Board of Directors deems it in the best interest of the Company to have an additional amount of Common Stock of the Company authorized and available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any exchange or market system on which the Company's securities may hereafter be listed. The Board of Directors believes that the additional authorized shares of Common Stock may be needed in the event that the Board of Directors seeks to raise additional capital funds expeditiously and economically for its ongoing operations, for issuance under the Company's 1996 Stock Option Plan, for issuance upon exercise of outstanding options and warrants or upon conversion of outstanding securities and for other corporate purposes, including acquisitions. The Board of Directors believes it advisable to authorize additional shares of Common Stock now, so that if an issuance is determined to be appropriate in the future, it could be accomplished without the delay and expense involved in obtaining stockholder approval. The shares would be issued on such terms, at such times and on such conditions as the Board of Directors may determine.

     Depending upon the consideration per share received by the Company for any subsequent issuance of Common Stock, such issuance could have a dilutive effect on those stockholders who paid a higher consideration per share of their stock. Also, future issuances of Common Stock will increase the number of outstanding shares, thereby decreasing the percentage ownership in the Company (for voting, distributions, and all other purposes) represented by existing shares of Common Stock. The availability for issuance of the additional shares of Common Stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and therefore less likely. The Company is not aware of any person or entity who is seeking to acquire control of the Company.

     Holders of Common Stock do not have any conversion, preemptive or other subscription rights to acquire any additional securities issued by the Company, and there are no redemption provisions applicable to the Common Stock. To date, the Company has not declared or paid any dividends on its Common Stock. The payment by the Company of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in the Company's business operations. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock, such as the Preferred Stock.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


                                   PROPOSAL 3

        AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S
        -----------------------------------------------------------------
                                      NAME
                                      ----

     The Company seeks to change its corporate name to Equidyne Corporation from American Electromedics Corp. In January 1999, the Company announced its intention to focus on the needle-free injection system developed by its subsidiary Equidyne Systems, Inc. In April 1999, the Company sold certain assets of its audiometric business, including all trademarks, patents and other rights associated with such business and also the name "American Electromedics." Pursuant to the audiometric sale agreement, the Company agreed to change its name from American Electromedics Corp.

     The Board of Directors has unanimously adopted a resolution declaring it advisable to amend the Company's Certificate of Incorporation to change the name of the Company as set forth above. The Board of Directors further directed that the Name Change Amendment be submitted for consideration by stockholders at the Meeting.

     As amended, Article I of the Certificate of Incorporation would read in its entirety as follows:

     "Article I -- Name. The name of the Corporation shall be Equidyne Corporation"

     The Board of Directors believes that the Name Change Amendment is in the Company's best interest because the proposed new corporate name reflects the Company's primary subsidiary and principal line of business. The Board of Directors believes that, in addition to the requirements of the audiometric sale agreement and notwithstanding the goodwill associated with the Company's present name, it is necessary to change the corporate name to broaden the appeal of the Company among potential customers, suppliers and the investment community. There can be no assurance that the new corporate name will attract a broader range of customers, or that the name change will not create confusion that will cause the Company to lose market support. However, taking the foregoing into account, the Board of Directors deems that on balance the Name Change Amendment is in the best interest of the Company and its stockholders. In the event the Name Change Amendment is approved by stockholders, the Company will thereafter file a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State, amending Article I thereof, which will become effective at the close of business on the date such filing is accepted by the Secretary of State.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO EQUIDYNE CORPORATION


                                   PROPOSAL 4

                       AMENDMENT TO 1996 STOCK OPTION PLAN
                       -----------------------------------

     The Board of Directors of the Company has unanimously approved for submission to a vote of the stockholders a proposal to amend the 1996 Stock Option Plan to increase from 300,000 shares of Common Stock to 600,000 shares of Common Stock the number of shares reserved for issuance pursuant to the exercise of options granted thereunder. The purposes of the Plan are to attract and retain the best available personnel for positions of responsibility within the Company, to provide additional incentives to employees of the Company and to promote the success of the Company's business through the grant of options to purchase Common Stock. Each option granted pursuant to the Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified option." The 1996 Stock Option Plan, as proposed to be amended, would authorize the issuance of a maximum of 600,000 shares of Common Stock pursuant to the exercise of options granted thereunder. As of October 31, 1999, stock options to purchase 260,500 shares of Common Stock under the 1996 Stock Option Plan have been granted and165,000 were outstanding, including options to purchase 95,000 shares to executive officers and Directors of the Company, and 95,500 options have been exercised.

ADMINISTRATION

     The 1996 Stock Option Plan is administered by Board of Directors or an Option Committee. The Board of Directors or the Option Committee has authority to select the individuals who are to be granted options from among those eligible to participate in the 1996 Stock Option Plan and to establish the number of shares which may be issued under each option.

ELIGIBILITY

     Options may be granted only to (i) individuals who are employees of the Company and its subsidiaries, including officers and directors who are also employees at the time the Option is granted, (ii) individuals who are directors but not also employees of the Company and its subsidiaries ("Non-Employee Directors"), and (iii) any other persons who perform services for or on behalf of the Company and its subsidiaries, affiliates or any entity in which the Company has an interest, or who are deemed by the Board of Directors to be in a position to perform such services in the future. Options that constitute incentive stock option ("ISOs") may only be granted to employees described in clause (i) above, and Non-Employee Directors shall only be granted non-qualified stock options ("NQSOs"). No Options may be granted under the 1996 Stock Option Plan after August 9, 2006.

OPTION PRICE AND TERMS

     Options granted under the 1996 Stock Option Plan may be either ISOs or NQSOs The option price of each share of Common Stock subject to an option will be fixed by the Board of Directors or the Option Committee but shall not be less than the fair market value of the Common Stock on the date of grant of the option. Under the 1996 Stock Option Plan, the fair market value with respect to such shares be equal to the last reported sales prices of the Common Stock on the NASDAQ Electronic Bulletin Board (or other interdealer quotation system or exchange) on the day on which an Option is granted. An option designated as an

ISO is intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Thus, the aggregate fair market value, determined at the time of grant, of the shares with respect to which ISO's are exercisable for the first time by an individual during any calendar year may not exceed $100,000. NQSOs are not subject to this requirement. Certain adjustments in the option price may be made for extraordinary dividend distributions. The Board of Directors determines the option period, provided it is not longer than five years, in the case of ISOs, or 10 years, in the case of NQSOs, subject to earlier termination, the vesting period and the payment terms. In the event of termination of employment, the Optionee may exercise his options at any time within one year of the termination, but in no event later than the expiration date of the option; however, if the employee is terminated "for cause," the option expires immediately. All options vest upon a "change of control" of the Company. Upon exercise of an option, payment for shares may be made in cash, or, if the option agreement so provides, in shares of Common Stock calculated based upon their fair market value as of the date of their delivery or, a combination of stock and cash.

TRANSFERABILITY

     Options granted under the 1996 Stock Option Plan are not transferable by the Optionee otherwise than by will or the laws of descent and distribution, to the Optionee's spouse or his children, grandchildren or parents. Options are exercisable during the lifetime of the Optionee only by the Optionee or by the Optionee's guardian or legal representative.

TERMINATION. SUSPENSION OR MODIFICATION OF THE 1996 STOCK OPTION PLAN

     The Board of Directors may terminate, suspend, or modify the 1996 Stock Option Plan at any time but may not, without authorization of the Company's stockholders, effect any change which under Section 16(b) of the Securities Exchange Act of 1934, as amended, applicable Delaware law or tax law, or the rules of any national securities exchange or national quotation system on which the Common Stock is then listed or traded requires the prior approval of stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     A participant under the 1996 Stock Option Plan does not realize income for federal income tax purposes as a result of (i) the grant of an ISO under the 1996 Stock Option Plan or (ii) the exercise of an ISO under the 1996 Stock Option Plan. The Company is not entitled to a federal income tax deduction upon the grant or exercise of an ISO. Long-term capital gains tax rates will apply to the gain (excess of the amount received for the shares over the amount paid for the shares) at the time that the participant disposes of the shares provided that certain holding requirements discussed below are met. The spread between the exercise price and the fair market value of the transferred shares at the time of the exercise of an ISO is included in alternative minimum taxable income subject to the alternative minimum tax for the taxable year in which such transfer occurs. If the shares are disposed of in the same taxable year and the amount realized is less than that fair market value at the time of exercise, the amount included in the alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

     The availability of the income tax treatment discussed in the foregoing paragraph is subject to two conditions. First, the participant must continue to be an employee of the Company or a parent or subsidiary of the Company at all times during the period beginning on the date that the ISO was granted and ending (with exceptions for disability and death) on the date three months before the option is exercised. Second, such income tax treatment is available only if the participant does not dispose of the shares acquired pursuant to the exercise of the ISO (i) within two years from the date of granting of the option nor (ii) within one year after the shares were issued pursuant to the exercise of the option. If the participant disposes of the shares prior to the expiration of the required holding period, the participant realizes ordinary income in the year of disposition and the same amount is then deductible by the Company.

     A participant realizes no income as a result of the grant of a NQSO under the 1996 Stock Option Plan. However, a participant realizes ordinary income upon the exercise of the NQSO (or at the later date described below) equal to the excess of the fair market value of the shares at the time of exercise (or at such later date) over the option exercise price. The Company is not entitled to a federal income tax deduction upon the grant of the NQSO, but upon transfer of the shares to such participant upon its exercise (or at the later date described below) an amount corresponding to the participant's taxable income becomes deductible by the Company. The amount of income recognized at the time of exercise is added to the option price to determine the participant's basis in the shares, and any further appreciation upon ultimate sale of the shares is taxable as short- or long-term capital gains (with the holding period measured from the date of exercise). If the shares received upon exercise are not transferable and are subject to a substantial risk of forfeiture, the realization of compensation income is postponed until the earlier of the lapse of the forfeiture restrictions or the making of an "IRC 83(b) election." For such purposes, potential liability by Company insiders under securities laws with respect to short swing trading constitutes a substantial risk of forfeiture. Where other shares of stock have been purchased within six months of exercise of the option, recognition of the compensation attributable to such exercise may be postponed for a period of six months from the date of purchase of such other shares of stock due to such liability.

     The foregoing is only a summary of the principal tax consequences to the Company and the participants from the grant and exercise of options under the 1996 Stock Option Plan.


THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" FOR APPROVAL OF THE PROPOSAL TO AMEND THE 1996 STOCK OPTION PLAN


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Ernst & Young LLP, the Company's independent public accountants for the fiscal year ended July 31, 1999, are expected to attend the Meeting and will be available to respond to appropriate questions. Such representatives will also be given an opportunity to make a statement if they so desire. The Company has not yet selected accountants for the fiscal year ending July 31, 2000.


                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholders who desire to submit proposals for inclusion in the Company's proxy statement for the 2000 Annual Meeting of Stockholders of the Company must submit such proposals to the Secretary of the Company at the Company's principal executive office by July 10, 2000.


                                  OTHER MATTERS

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF ITS COMMON STOCK ON THE RECORD DATE WHO DID NOT RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT OF FORM 10-KSB FOR THE FISCAL YEAR ENDED JULY 31, 1999 AS FILED WITH THE SEC. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO THE SECRETARY OF THE COMPANY, 13 COLUMBIA DRIVE, SUITE 5, AMHERST, NEW HAMPSHIRE, 03031.

     As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be brought before the Meeting other than as set forth in this Proxy Statement. However, if any other matters not mentioned in the Proxy Statement are properly brought before the Meeting or any adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form, or otherwise act, in respect of such matters in accordance with their best judgment.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                               Michael T. Pieniazek
                                               Secretary


November 15, 1999


STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                                             PRELIMINARY COPIES


                         AMERICAN ELECTROMEDICS CORP.
                        ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 9, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder of American Electromedics Corp. a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated November 15, 1999, and hereby constitutes and appoints Thomas A. Slamecka or Michael T. Pieniazek, and either jointly or severally, to vote all shares of Common Stock of the which the undersigned would be entitled to vote at the 1999 Annual Meeting of Stockholders (the "Meeting"), and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

    1. The election of six (6) directors nominated by the Board of Directors.

       FOR all nominees listed below  WITHHOLD AUTHORITY
       (except as indicated) [ ]      to vote for all nominees listed below [ ]

    NOMINEES:  Blake C. Davenport, Jim Fukushima, Michael T Pieniazek,
                   Andy Rosch, Marcus R. Rowan and Thomas A. Slamecka

    (INSTRUCTION:     To withhold authority to vote for any individual nominee
                      or nominees, write such nominee's or nominees' name(s) in the space provided below.)


________________________________________________________________________________

    2. Approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 30,000,000 shares.

                   __ FOR     __ AGAINST     __ ABSTAIN

    3. Approve an amendment to the Certificate of Incorporation to change the Company's name to Equidyne Systems, Inc.

                   __ FOR     __ AGAINST     __ ABSTAIN

    4. Approve an amendment to the 1996 Stock Option Plan to increase the number of shares reserved for issuance thereunder to 600,000 shares.

                   __ FOR     __ AGAINST     __ ABSTAIN

    5. Other matters as may properly come before the Meeting or any adjournment or adjournments thereof.

   This Proxy, when properly executed, will be voted as directed. If no direction is indicated, the Proxy will be voted FOR the above proposals.


                                       Dated: _______________, 1999

                                       _________________________(L.S.)

                                       _________________________(L.S.)

                                       Please sign your name exactly as it
                                       appears hereon.  When signing as
                                       attorney, executor, administrator,
                                       trustee or guardian, please give your
                                       full title as it appears hereon.  When
                                       signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.

                                       PLEASE SIGN, DATE AND MAIL THIS PROXY
                                       IMMEDIATELY IN THE ENCLOSED ENVELOPE.